Exhibit 99.1
For immediate release:

Date:	January 31, 2011
Contact:	Emily Campbell, VP — Marketing/Communications
Tel:	(608) 252-1436
AnchorBank Announces Additions to Executive Management Team
MADISON, Wis. — As part of an ongoing effort to drive operational excellence and strengthen the Bank’s management team, AnchorBank, fsb is announcing that its Board of Directors has made several additions and changes to the Bank and holding company (AnchorBanCorp Wisconsin, Inc) executive teams. “These promotions and appointments are part of our strategy to strengthen our senior leadership team, leveraging both existing strong players, and where appropriate, bringing in highly experienced talent from across our industry,” said AnchorBank Chief Executive Officer Chris Bauer.
Effective today, Mr. Scott McBrair joins AnchorBank, fsb as Executive Vice President of Retail Banking. Mr. McBrair brings more than 20 years of experience in all aspects of retail banking, having served in marketing, product management and retail leadership roles at Bank One, J.P. Morgan Chase and Webster Financial. Most recently Mr. McBrair has served in an advisory capacity with First Niagara Bank, which has 340 branches across upstate New York, Pennsylvania, Connecticut and Massachusetts. He is a native of Milwaukee, Wisconsin, and holds an Undergraduate degree in Finance from University
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of Wisconsin — Milwaukee and an M.B.A. from Virginia Tech. In his role as EVP — Retail Banking Mr. McBrair will oversee AnchorBank’s Retail Branch Network, Retail Banking Operations, Anchor Investment Services Division and Marketing areas.
“Scott’s extensive experience in leading retail banking, combined with his Wisconsin roots, makes him the perfect fit to help us build on the strengths of our retail franchise,” said Chris Bauer.
Also, Mr. Tom Dolan has been appointed to the role of Executive Vice President, Chief Financial Officer. Mr. Dolan had more than 25 years of experience with LaSalle Bank and Bank of America and was the co-founder and Managing Director of Northern Pointe Consulting, a financial institution consulting firm. As part of Northern Pointe Consulting, he has been working with AnchorBank since December 2009. In his role as CFO, Mr. Dolan will oversee the Bank’s Treasury Management, Finance, Accounting and Management Information Systems areas. Mr. Dolan holds an M.B.A. from the University of Chicago and a B.S. in Finance from Loyola University. “Tom has played a key a role as part of our finance team for the last year in a consulting role. He has led the development of our capital planning and cost cutting efforts, so it’s great to have him on-board as a full-fledged member of AnchorBank’s senior leadership,” commented Bauer.
Additionally, Mr. Mark Timmerman will be taking on a new role at AnchorBank, fsb. Effective today, Mr. Timmerman takes the title of Executive Vice President, General Counsel/Corporate Secretary, mirroring his role in the holding company; AnchorBanCorp Wisconsin, Inc. In his new role Mr. Timmerman, who is a member of the State Bar of Wisconsin, will be responsible for leading the Bank’s legal, compliance and internal audit
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areas. “Mark has been an integral part of our leadership team since 1995. This change in role will allow him to focus on the legal and regulatory functions so critical to success in today’s banking environment,” said Bauer.
Mr. Chris Bauer adds the role of President of the Bank to his existing titles of Chief Executive Officer of the Bank and President and Chief Executive Officer of AnchorBanCorp Wisconsin, Inc.
About AnchorBank:
Founded in 1919, AnchorBank is one of the state’s largest financial institutions with more 57 locations throughout Wisconsin. AnchorBank, fsb is a wholly-owned subsidiary of Anchor BanCorp Wisconsin, Inc. Anchor BanCorp’s stock is traded on the over-the-counter market under the NASDAQ symbol ABCW. More information about AnchorBank is available online at www.anchorbank.com
This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2010 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.
The Management changes referenced above are subject to final approval by the Office of Thrift Supervision (OTS).
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